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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement of our report, dated January 8, 1997, except for the first paragraph of Note 8 as to which the date is January 24, 1997, relating to the consolidated financial statements of Air & Water Technologies Corporation. We also consent to the reference to our Firm under the captions "Selected Consolidated Financial Data" and "Experts" in such Prospectus. However, it should be noted that McGladrey & Pullen, LLP has not prepared or certified such "Selected Consolidated Financial Data".

                                          McGladrey & Pullen, LLP

New York, New York
October 29, 1997